Sublease Agreement

Sublessor:	BioPharmX, Inc.	Subleased Premises:	115 Nicholson Lane San Jose CA 95134
Sublessee:	Full Cycle Bioplastics Inc.	Date:	1/15/2020

1.	Parties:

This Sublease is entered into this 14th day of February, 2020 by and between BioPharmX, Inc., Sublessor, and Full Cycle Bioplastics Inc., Sublessee, as a Sublease under the Master Lease dated October 31, 2018 entered into by THE IRVINE COMPANY LLC, as Lessor, and Sublessor under this Sublease as Lessee; a copy of the Master Lease is attached hereto as Exhibit “A”.

2.	Provisions Constituting Sublease:

2.1This Sublease is subject to all of the terms and conditions of the Master Lease in Exhibit “A” and Sublessee shall assume and perform the obligations of the Lessee in said Master Lease, to the extent said terms and conditions are applicable to the Premises subleased pursuant to this Sublease. Sublessee shall not commit or permit to be committed on the Premises any act or omission which shall violate any term or condition of the Master Lease. In the event of termination of Sublessor's interest as Lessee under the Master Lease for any reason, then this Sublease shall terminate coincidentally therewith without any liability of Sublessor to Sublessee.

2.2All of the terms and conditions contained in the Master Lease are incorporated herein except for paragraphs 4, 5, 6, 9, 10, 12, Exhibit X and Work Letter.

3.	Premises:

Sublessor leases to Sublessee and Sublessee hires from Sublessor the following described Premises, together with appurtenances, situated in the City of San Jose, County of Santa Clara, State of California, commonly known and described as 115 Nicholson Lane and consisting of 11,793 Square Feet.

4.	Rental:

Sublessee shall pay to Sublessor as rent for the Premises in advance on the first day of each calendar month of the term of this Sublease without deduction, offset, prior notice or demand, in lawful money of the United States the sum of $34,435.56. If the commencement date is not the first of the month, or if the Sublease termination date is not the last day of the month, a prorated monthly installment shall be paid at the then current rate for the fractional month during which the Sublease commences and/or terminates. Receipt of $18,998.93 is hereby acknowledged as rental for the first prorated month, and the additional amount of $73,682.65 as non-interest bearing security for performance under this Sublease. In the event Sublessee has performed all of the terms and conditions of this Sublease throughout the term, upon Sublessee vacating the Premises, the amount paid as a security deposit shall be returned to Sublessee after first deducting any sums owing to Sublessor. The monthly rent will increase in accordance with the Master Lease.

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Although all information furnished regarding property for sale, rental, or financing is from sources deemed reliable, such information has not been verified, and no express representation is made nor is any to be implied as to the accuracy thereof, and it is submitted subject to errors, omissions, change of price, rental or other conditions, prior sale, lease or financing, or withdrawal without notice and to any special conditions imposed by our principal.

5.	Term:

5.1The term of this Sublease shall be for a period of 4 years commencing on February 1st, 2020 and ending on December 30, 2023.

5.2In the event Sublessor is unable to deliver possession of the Premises at the commencement of the term, Sublessor shall not be liable for any damage caused thereby, nor shall this Sublease be void or voidable but Sublessee shall not be liable for rent until such time as Sublessor offers to deliver possession of the Premises to Sublessee, but the term hereof shall not be extended by such delay. If Sublessee, with Sublessor's consent, takes possession prior to commencement of the term, Sublessee shall do so subject to all the covenants and conditions hereof and shall pay rent for the period ending with the commencement of the term at the same rental as that prescribed for the first month of the term prorated at the rate of 1/30th thereof per day. In the event Sublessor has been unable to deliver possession within thirty days from the commencement date, Sublessee, at Sublessee's option, may terminate this Sublease.

6.	Use:

Sublessee shall use the Premises for General Office and Research Laboratory and for no other purpose without the written consent of Sublessor.

7.	Compliance With Americans With Disabilities Act:

Sublessor shall be responsible for the installation and cost of any and all improvements, alterations or other work required on or to the Premises or to any other portion of the property and/or building of which the Premises are a part, required or reasonably necessary because of (1) the use to which the Premises or any portion thereof is put; (2) the use by a subtenant by reason of assignment or sublease; or (3) both, including any improvements, alterations or other work required under the Americans With Disabilities Act of 1990. Compliance with the provisions of this paragraph shall be a condition of Sublessor granting its consent to any assignment or sublease of all or a portion of the Premises described in this Sublease.

8.	Notices:

All notices or demands of any kind required or desired to be given by Sublessor or Sublessee hereunder shall be in writing and shall be deposited in the United States mail, certified or registered, postage prepaid, addressed to the Sublessor or Sublessee, respectively, at the address set forth after their signatures at the end of this Sublease. All rent and other payments due under this Sublease or the Master Lease shall be made to Sublessor at the Sublessor's address set forth below.

9.	Broker Fee:

Upon execution of this Sublease, Sublessor shall pay Cornish & Carey Commercial dba Newmark Knight Frank, a licensed real estate broker, fees set forth in a separate agreement between Sublessor and Broker.

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Although all information furnished regarding property for sale, rental, or financing is from sources deemed reliable, such information has not been verified, and no express representation is made nor is any to be implied as to the accuracy thereof, and it is submitted subject to errors, omissions, change of price, rental or other conditions, prior sale, lease or financing, or withdrawal without notice and to any special conditions imposed by our principal.

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Sublessor:	Biopharmx Inc.
By:	/s/ Steven Bosacki	Date:	February 14, 2020
Steven Bosacki, Chief Operating Officer
Address	115 Nicholson Lane
San Jose, CA 95134

Febr
Sublessee:	Full Cycle Bioplastics Inc.
By:	Dane Anderson, Chief Technology Officer	Date:	February 14, 2020
NamePrinted, TitlePrinted Signature: /s/ Dane Anderson
Address	2120 University Ave, Suite 504
Berkeley, CA 94704

Broker	Cornish & Carey Commercial dba Newmark KNIGHT FRANK Address Line 1 City, CA zip
By:	Date:
Agent Name, CA RE License #______________________________

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Although all information furnished regarding property for sale, rental, or financing is from sources deemed reliable, such information has not been verified, and no express representation is made nor is any to be implied as to the accuracy thereof, and it is submitted subject to errors, omissions, change of price, rental or other conditions, prior sale, lease or financing, or withdrawal without notice and to any special conditions imposed by our principal.